Exhibit 99.1

COMPANY CONTACTS:

Diane Morefield

Chief Financial Officer

Strategic Hotels & Resorts, Inc.

(312) 658-5740

Jonathan Stanner

Vice President, Capital Markets & Treasurer

Strategic Hotels & Resorts, Inc.

(312) 658-5746

FOR IMMEDIATE RELEASE

MONDAY, MAY 23, 2011

STRATEGIC HOTELS & RESORTS, INC. ANNOUNCES PLAN TO ACQUIRE

THE REMAINING 49 PERCENT INTEREST IN THE INTERCONTINENTAL

CHICAGO

CHICAGO, IL – May 23, 2011 – Strategic Hotels & Resorts, Inc. (NYSE: BEE) today announced that the Company has signed a letter agreement to acquire the 49 percent interest in the InterContinental Chicago hotel currently owned by its joint venture partner, an affiliate of The Government of Singapore Investment Corporation (GIC), in exchange for approximately 10.8 million shares of common stock at an agreed upon issuance price of $6.50 per share and $11.8 million of cash consideration plus closing adjustments for working capital. The transaction values the hotel at $288.3 million, or $364,000 per key, and implies a 14.1 times multiple on forecasted 2011 EBITDA and an 11.0 times multiple on peak (2007) EBITDA.

Pro forma for the issuance of the approximately 10.8 million new shares, the Company will have approximately 185.6 million shares outstanding and GIC would own approximately 5.8 percent of the shares of common stock outstanding. The shares will be subject to a lock out period of twelve months. The securities to be offered will not be or have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The transaction, which is subject to the negotiation and execution of definitive agreements and satisfaction of customary closing conditions, is expected to close in the second quarter.

Recognizing the ongoing upside potential in the hotel, Strategic Hotels determined that acquiring full ownership of the asset would provide it with greater flexibility to execute operational, financing and other strategic initiatives designed to realize its full long-term value.

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Strategic Hotels & Resorts, Inc.

Laurence Geller, Chief Executive Officer of Strategic Hotels & Resorts, Inc., commented, “The InterContinental Chicago is one of the city’s most attractive destinations and is a core asset in our enviable portfolio. With its prime Michigan Avenue location in the heart of Chicago’s Magnificent Mile, combined with virtually zero growth among its competitive set, the InterContinental Chicago is poised to meet and possibly surpass previous peak performance levels. With this transaction, we are able to preserve our ownership in this vital asset on attractive terms, while singularly benefitting from the tremendous upside inherent in the hotel’s luxury lodging and current and future dining offerings. We are grateful for our partnership with GIC, and are pleased to welcome them as the latest world-class investor into our stock.”

Additionally, acting on management’s recommendation, the Board of Directors agreed the shares issued as part of this transaction will not be included in the calculation for the Company’s turnaround incentive plan (otherwise known as the Value Creation Plan, or VCP).

The 792-room InterContinental Chicago, located in the Magnificent Mile shopping district, is an historic luxury property in the third most populated metropolitan area in the nation. The hotel consists of two towers, the 42-story historic tower and the 26-story main tower, and features 42,000 square feet of function space, including six historic ballrooms and 30 state-of-the-art meeting rooms. The InterContinental Chicago also features an ENO wine tasting room, a Starbucks franchise on Michigan Avenue, and, as recently announced, will feature a new Michael Jordan-themed steakhouse scheduled to open later this year.

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The Company currently has ownership interests in 17 properties with an aggregate of 7,762 rooms. For a list of current properties and for further information, please visit the Company’s website at www.strategichotels.com.

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This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. These forward-looking statements include statements regarding the Company’s future financial results, stabilization in the lodging space, positive trends in the lodging industry and our continued focus on improving profitability. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: failure to reach agreement with GIC on all business terms and the failure to execute definitive agreements; failure to complete the GIC transaction in light of due diligence findings or the failure of closing conditions to be satisfied; ability to obtain, refinance or restructure debt or comply with covenants contained in the Company’s debt facilities; demand for hotel rooms in the Company’s current and proposed market areas; availability of capital; rising interest rates and operating costs; rising insurance premiums; cash available for capital expenditures; competition; economic conditions generally and in the real estate market specifically, including deterioration of

Strategic Hotels & Resorts, Inc.

economic conditions and the extent of its effect on business and leisure travel and the lodging industry; ability to dispose of existing properties in a manner consistent with the Company’s disposition strategy; risks related to natural disasters; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission, including those appearing under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The following table reconciles projected 2011 net income attributable to common shareholders to projected Comparable EBITDA for the InterContinental Chicago (in millions):

Net Income Attributable to Common Shareholders	$5.9
Depreciation and Amortization	8.0
Interest Expense	5.4
Income Tax Expense	1.1

Comparable EBITDA	$20.4

Note: Interest expense estimate based on the current forward LIBOR curve and assumes a refinancing of the debt at the end of the second quarter 2011 at market terms. All figures represent 100% ownership.